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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


     This Agreement among American Medical Response, Inc., a Delaware corporation (the "Company") and David C. Colby ("Executive") is hereby entered into as of April 1, 1996.

Recitals:
- --------

     As of the date of this Agreement, the Company and its affiliates are engaged in the business of medical transportation services. The operations of the Company and its subsidiaries are a complex matter requiring direction and leadership in a variety of arenas, including financial, strategic planning, regulatory, community relations and others. The Executive is possessed of certain experience and expertise that qualify him to provide the direction and leadership required by the Company and its subsidiaries.

     Executive is or will be employed by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, will become familiar with and aware of information as to the specific manner of doing business and the customers of the Company, and its subsidiaries and future plans with respect thereto, all of which will be established and maintained at great expense to the Company and its subsidiaries; this information is a trade secret and constitutes the valuable goodwill of the Company and its subsidiaries.

     Executive recognizes that the business of the Company and its subsidiaries depends upon a number of trade secrets, including secret techniques, methods and data. The protection of these trade secrets is of critical importance to the Company and its subsidiaries.

     The Company and its subsidiaries will sustain great loss and damage if Executive should violate the provisions of paragraph 3 of this Agreement. Further, monetary damages for such losses would be extremely difficult to measure.

     NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

     1.  Employment and Duties.
         ---------------------

          (a) The Company hereby employs Executive as Chief Financial Officer and Executive Vice President to perform the duties normally associated therewith. Executive hereby accepts this employment upon the terms and conditions herein contained. Executive shall faithfully adhere to, execute and fulfill all policies established by the Company. During the term of his employment, as defined in paragraph 6(a), Executive shall devote his full time, attention and efforts to promote and further the business and services of the Company and perform all services not inconsistent with his position which the Company's Board of Directors and Chief Executive Officer shall designate, use his best efforts to promote the Company's interests, and serve as director of the Company if elected as such.

          (b) Executive shall perform such duties, assume such responsibilities and devote such time, attention and energy to the business of the Company as the Board of Directors and President of the Company shall from time to time require and shall have all powers and duties consistent with such positions, subject to the direction of the Board.

          (c) All funds received by Executive on behalf of the Company, if any, shall be held in trust for the Company and shall be delivered to the Company as soon as practicable.

          (d) The Company agrees to propose to the shareholders of the Company, upon the recommendation of the Nominating Committee of the Board of Directors, at each appropriate Annual Meeting of such shareholders during the term hereof (provided the Executive continues in his position and is not in material violation of this Agreement) the election or reelection of the Executive as a member of the Board of Directors of the Company, provided that the Executive is otherwise eligible for such election.

     2.  Compensation and Expenses.  For all services rendered by Executive to
         -------------------------
the Company, the Company shall compensate the Executive as follows:

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                                                                    EXHIBIT 10.1

          (a)  Base Salary.  The base salary payable to Executive shall be not
               -----------
less than $275,000 per year payable in accordance with the Company's customary pay practices.

          (b)  Annual Bonus.  Executive shall be eligible for an annual
               ------------
performance bonus subject to the evaluation and approval of the Compensation Committee of the Board of Directors.

          (c)  Expenses.  Executive shall be entitled to reimbursement for
               --------
expenses incurred on behalf of the Company in the performance of his duties hereunder, consistent with the Company's reimbursement policies.

          (d)  Disability.  Executive shall be entitled to receive for a period
               ----------
of up to six (6) months his base salary and a pro rata portion of his bonus during such time as, because of illness or physical or mental disability or other incapacity, he is unable to perform his duties under this Agreement. Such amounts payable shall be offset by any amounts paid to Executive under disability insurance policies maintained by the Company.

          (e)  Other Benefits.  In addition to the benefits described above,
               --------------
Executive shall be entitled, during the term hereof and subject to any contribution therefor generally required of executives of the Company, to participate in any and all employee benefit plans from time to time in effect for employees or executives of the Company generally, except to the extent such plans are in a category of benefit otherwise provided to the Executive. Such benefits and participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Board or any administrative or other committee provided for in or contemplated by such plan. The Company may alter, modify, add to or eliminate its employee benefit plans at any time as it, in its sole judgment, determines to be appropriate, without recourse by the Executive.

          (f)  Change of Control.  The parties acknowledge that the Executive is
               -----------------
subject to the provisions of and entitled to certain benefits under the Company's Executive Separation Allowance Plan. The Executive acknowledges and agrees that in addition to this Agreement, his inclusion in the Company's Executive Separation Allowance Plan constitutes good and valuable consideration for his covenants under Paragraph 3 of this Agreement.

     3.  Non-Competition Agreement; Trade Secrets.
         -----------------------------------------

          (a) Executive agrees that, during the term of his employment with the Company and for a two-year period following termination of his employment with the Company for any reason, he shall not, directly or indirectly, for himself or on behalf of any other person, company, partnership, corporation or business of whatever nature:

                (i) knowingly call upon any then current customer of the Company or any of its subsidiaries (including any such customer obtained by the Executive) for the purpose of soliciting or selling any services or products in competition with those of the Company or any of its subsidiaries;

               (ii) knowingly solicit any employee of the Company or any of its subsidiaries for the purpose or with the intent of enticing them away from or out of the employ of the Company or any of its subsidiaries for any reason whatsoever;

              (iii) establish, enter into, be employed by or for, advise, consult with or become an owner in or a part of, any company, partnership, corporation or other business entity or venture, or in any way engage in business where a material portion of such entity or business competes in the business of providing medical transportation services with the Company or any of its subsidiaries, within the United States of America or within 100 miles of any location in which the Company or any of its subsidiaries conducts business; or

               (iv) call upon any prospective acquisition candidates on Executive's own behalf or on behalf of any competitor, which candidate was either called upon by the Executive or for which Executive made an acquisition analysis for the Company.

     Ownership of not more than one percent of the voting stock of a corporation whose stock is traded on a national securities exchange or over-the-counter shall not of itself constitute a violation of this paragraph 3(a).

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                                                                    EXHIBIT 10.1

          (b) Executive agrees that he will not, during or after the term of his employment with the Company, disclose or use for his personal benefit, nonpublic confidential information relating to the customers or other trade secrets (whether in existence or proposed) of the Company or any of its subsidiaries, or any other confidential information of the Company or its subsidiaries to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

          (c) Because of the difficulty of measuring economic losses to the Company and its subsidiaries as a result of the breach of any of the foregoing covenants, and because of the immediate and irreparable damage that would be caused to the Company and its subsidiaries for which they may have no other adequate remedy, Executive agrees that, in the event of a breach by him of any of the foregoing covenants, the Company or any of its subsidiaries may, in addition to obtaining any other remedy or relief available to it, enforce the foregoing covenants by all equitable relief, including injunctions and restraining orders.

          (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

          (e) It is specifically agreed that the post-termination non-competition period referred to in paragraph 3(a) shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3 as determined by a final and nonappealable decree of a court of competent jurisdiction.

     4.  Return of Company Property.  All records, plans, memoranda, lists and
         --------------------------
other property delivered to Executive by or on behalf of the Company or any of its subsidiaries or by a customer of any of them (including but not limited to, any such customers obtained by Executive), and all records compiled by the Executive which pertain to the business of the Company or any of its subsidiaries shall be and remain the property of the Company or such subsidiary, as the case may be, and be subject at all times to its discretion and control. Likewise, all correspondence with customers or representatives, reports, records, charts, advertising materials, and any data collected by Executive, or by or on behalf of the Company, any of its respective subsidiaries or any representative of any of them shall be delivered promptly to the Company without request by them upon termination of Executive's employment.

     5.  Inventions.  Executive shall disclose promptly to the Company any and
         ----------
all conceptions and ideas for inventions, improvements, discoveries and works, whether or not patentable or copyrightable, which are conceived or made by Executive solely or jointly with another during the period of employment which are related to the business or activities of the Company or any of its subsidiaries or which Executive conceives as a result of his employment by the Company (collectively, "Proprietary Rights"), and Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. All copyrightable Proprietary Rights shall be considered to be "works made for hire". Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments and do such other acts that the Company shall request to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein. These obligations shall continue beyond the termination of employment with respect to inventions, improvements, discoveries and works, whether or not patentable or copyrightable, conceived, made or acquired by Executive during the period of employment, and shall be binding upon Executive's assigns, executors, administrators and other legal representatives.

     6.  Term; Termination; Rights of Termination.
         ----------------------------------------

          (a) The initial term of Executive's employment with the Company hereunder shall, unless terminated as herein provided, continue for a term of three (3) years ending on the third anniversary of the date of this Agreement. On each anniversary of the date of this Agreement, unless either party has given prior written notice of nonrenewal at least 30 days prior to the date of such anniversary, the term of the Executive's employment with Company shall automatically be renewed for an additional three (3) year term commencing on such anniversary, on the same terms and conditions contained herein, unless
otherwise terminated as herein provided.   The Executive's employment with the
Company may be terminated in any one of the following ways:

                (i) The death of Executive or the inability of Executive, because of illness or physical or mental disability or other incapacity which continues for period in excess six months, to perform his duties under this Agreement shall terminate Executive's employment.

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                                                                    EXHIBIT 10.1

                (ii) The Company may terminate the Executive's employment after ten-days' written notice to Executive for good cause, including without limitation:

                (A) Executive's willful failure to perform, or gross negligence in performance of, the Executive's duties and responsibilities to the Company and its affiliates or in the Executive's obligations under this Agreement;

                (B) Executive's fraud, embezzlement or other material dishonesty with respect to the Company or any of its affiliates or if Executive is convicted of, or pleads nolo contendere to, a felony involving fraud, dishonesty or moral turpitude; or

                (C) Executive's exclusion from participation in Medicare, Medicaid or any other third party reimbursement program, for any reason, or if Executive has had material civil money penalties or assessments imposed on him under any federal or state law involving Medicare, Medicaid or any other third party reimbursement program.

                (iii) At any time after the commencement of Executive's employment with the Company, the Company or Executive may, without cause, terminate the Executive's employment thirty days after written notice is provided to the other party.

                (iv) The Executive may terminate his employment hereunder for Good Reason, upon notice to the Company setting forth in reasonable detail the nature of such Good Reason. The following shall constitute Good Reason for termination by the Executive:

                (A) Failure of the Company to continue the Executive in the position of Chief Financial Officer and Executive Vice President;

                (B) Material diminution in the nature or scope of the Executive's responsibilities, duties or authority;

                (C) Material failure of the Company to provide the Executive the Base Salary and benefits in accordance with the terms of Section 4 hereof; or

                (D) Failure by the Company to procure Directors and Officers Insurance which is substantially equivalent to the coverage provided at the time of the execution of this Agreement.

          (b) Upon termination of Executive's employment pursuant to clause (i) of paragraph 6(a), by the Company pursuant to clause (iii) of paragraph 6(a) (other than upon expiration of the initial or any successive term after notice in accordance with paragraph 7(a)) or for Good Reason pursuant to clause (iv) of paragraph 6(a), Executive shall be entitled to receive (i) all cash compensation earned under this Agreement to the date of termination plus (ii) an amount equal
                                                       ----
to last year's cash bonus, if any, prorated for any partial year prior to termination plus (iii) base compensation as in effect on the date prior to
            ----
termination for an additional period of eighteen months plus (iv) an amount
                                                        ----
equal to one and one-half times the greater of the amount any cash incentive or bonus compensation paid to him during the preceding twelve months or 50% of the Executive's base salary, and subject to any employee contribution applicable to the Executive on the date of termination, for an eighteen month period following the date of termination the Company shall continue to pay for the cost of the Executive's participation in the Company's group medical and dental insurance plans, provided that the Executive is entitled to continue such participation under applicable state and federal law and plan terms. In addition, upon the date of such termination all options to purchase common stock of the Company which were previously granted to the Executive but which have not vested shall automatically and immediately vest.

          (c) Upon termination of Executive's employment by the Company pursuant to clause (ii) of paragraph 6(a), upon expiration of the initial or any successive term after notice in accordance with paragraph 7(a), or by the Executive pursuant to clause (iii) of paragraph 6(a), Executive shall be entitled to receive all base cash compensation earned under this Agreement to the date of termination, together with an amount equal to a pro rata portion of last year's cash bonus based on the number of days worked in the year of such termination. Such termination of the Executive's

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employment shall not otherwise accelerate the payment date of any monies accrued or accruing to the account of Executive as a result of any bonuses or other compensation, nor shall termination vest in Executive any right in connection therewith.

          (d) In the event of termination of Executive's employment for any reason provided in this paragraph 6, all rights and obligations of the Company and Executive under this Agreement shall cease immediately, except that Executive's obligations under paragraphs l(c), 3, 4, 5 and 7 hereof shall survive such termination, and thereafter Executive shall have the right to receive, and the Company shall be obligated to pay, the compensation as set forth in paragraphs 6(b) or 6(c).

     7.  Representations of Executive.  Executive has represented and hereby
         ----------------------------
represents and warrants to the Company that he is not subject to any restriction or non-competition covenant in favor of a former employer or any other person or entity (other than the Company and its subsidiaries), and that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer or any other person or entity and Executive agrees to indemnify the Company for any claim by any third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement or invention and secrecy agreement between Executive and such third party.

     8.  Complete Agreement.  There are no oral representations, understandings
         ------------------
or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement and this Agreement supersedes any prior agreement or understanding between the Company and the Executive with respect to his employment. This Agreement is the final, complete and exclusive statement and expression of this Agreement among the Company and Executive and of all the terms of this Agreement, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. The payments, benefits and rights of the Executive under this agreement are not intended to be duplicative, and to the extent that the Executive is entitled to payments or benefits with respect to a particular class or category of benefit which is in the same category or class of a right to payment or benefit found elsewhere in this Agreement or in any other arrangement between the Company and the Executive, the Executive shall be entitled to the greater benefit or payment but such payment or benefits shall not be cumulative. This Agreement may not be later modified except by a further writing signed by the parties, and no term of this Agreement may be waived except by writing signed by the party waiving the benefit of such terms.

     9.  No Waiver.  No waiver by the parties hereto of any default or breach of
         ---------
any term, condition or covenant of this Agreement shall be deemed to be a waiver of any subsequent default or breach of the same or any other term, condition or covenant contained herein.

    10.  Assignment: Binding Effect.  Executive understands that he has been
         --------------------------
selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that neither he nor the Company shall assign all or any portion of this Agreement.

    11.  Notice.  Whenever any notice is required hereunder, it shall be given
         ------
in writing addressed as follows:

To the Company:          American Medical Response, Inc.
                         2821 South Parker Road, 10th Floor
                         Aurora, CO  80014
                         Attention: General Counsel
                         Telephone: (303) 614-8500
                         Telecopy:  (303) 614-8549

To Executive:            David C. Colby
                         4425 Sheppard Place
                         Nashville, TN  37205

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 11.

    12.  Severability: Headings.  If any portion of this Agreement is held
         ----------------------
invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the

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                                                                    EXHIBIT 10.1

intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement or of any part hereof.

    13.  Miscellaneous.  This Agreement shall in all respects be construed
         --------------
according to the laws of The State of Colorado. This Agreement may be executed in any one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                              AMERICAN MEDICAL RESPONSE, INC.



                              By /s/ PAUL T. SHIRLEY
                                 -------------------
                                Paul T. Shirley
                                Chief Executive Officer and President


EXECUTIVE:



/s/ DAVID C. COLBY
- ------------------
David C. Colby

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